|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Strong F-Series, Van Demand Boosts Truck Sales to Best November since 2007; New Products Grow Year-to-Date Sales

•	Ford Motor Company U.S. sales of 187,794 vehicles, up slightly at 0.4 percent versus last November

•	F-Series retail sales increase 16 percent, driving total F-Series sales to a 10 percent gain, with commercial vans up 59 percent; best November Ford Truck performance in eight years

•	All-new Edge sales up 6 percent; new Explorer up 1 percent on strong demand for new high-end Platinum series

DEARBORN, Mich., Dec. 1, 2015 – Ford Motor Company November U.S. sales totaled 187,794 vehicles, up slightly at 0.4 percent compared to a year ago.

Through November, overall Ford sales are up 5 percent versus the same period a year ago.

Ford’s lower incentive spending and strong model series mix in November boosted average transaction prices $3,800 versus year-ago levels – the largest gain among any major automaker. Ford cars, SUVs and trucks all delivered higher transaction prices.

“We saw strong customer demand for our cars and SUVs with the latest technology and sold a very rich mix in November,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “F-Series and commercial vans also were very strong, with an 18 percent gain for the month and our best November sales performance for Ford Trucks in eight years.”

F-Series sales totaled 65,192 trucks in November, with retail sales increasing 16 percent and a 10 percent total F-Series gain.

Ford commercial van sales increased 59 percent, with 17,815 vehicles sold last month. November’s van performance marked Ford’s best November sales month since 1984. The all-new Transit sales totaled 9,584, almost doubling year-ago sales. Transit Connect sales of 4,237 vans reached best-ever November sales, a 94 percent increase.

All-new Edge delivered a 6 percent increase versus a year ago, with 8,137 vehicles sold. Ford’s new Explorer sales gained 1 percent last month, with 15,141 SUVs sold, marking its best November since 2004.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

# # #

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures or distributes automobiles across six continents. With about 197,000 employees and 67 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.